CTG

Host: James Boldt

April 28, 2005/10:00 a.m. CDT

CTG

April 28, 2005
10:00 a.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the CTG First Quarter 2005 Earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, James Boldt. Please go ahead.

J. Boldt

Good morning, everyone. This Jim Boldt. I want to thank you for joining us this morning for our First Quarter 2005 Earnings conference call. Joining me is our CFO, Greg Dearlove. As to the format of the call this morning, Greg is going to begin with the review of our financial results. After his review, I'll talk about the trends that we so in the first quarter, as well as what we anticipant in the second quarter of 2005 and then open that call for questions. Greg, if you could start us up please?

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

G. Dearlove

Thank you, Jim. Good morning to everyone. Before I begin, I want to mention that the statements made in this course of this conference call that states the company's or management's intentions, hopes, beliefs, expectations and predictions in the future are forward-looking statements. It's important to note that the company's actual results could differ materially from those projected. Additional information concerning factors that could cost actual results to differ from those in the forward-looking statements is contained on our press releases and, from time-to-time, in the company's SEC filings.

For the first quarter of 2005, CTG's revenues from continuing operations were $68.7 million. Net income from continuing operations and net income were half a million dollars and net income per diluted share was $0.03. Our first quarter revenues from continuing operations were an excess of our expectations. Our net income from continuing operations and diluted earnings per share, however, where on the low end of our expectations due to higher than expended direct cost, increased recruiting cost due to the hiring of approximately 200 more employees than planned and additional cost relating to our external audit, primarily relating to Sarbanes-Oxley compliance.

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

Our direct profit percentage decreased to 24% in the first quarter, down about 3% from the first quarter last year and our operating profits deceased from 2.3% last year to 1.4% in the first quarter of this year. Excluding the impact of the accounting change in 2002, this is the 15th consecutive quarter that the company has reported profitability from continuing operations.

SG&A increased by approximately $423,000 in the first quarter versus the same quarter last year and approximated 22.7% of revenue, an improvement of almost two percentage points from last year. Had we not experienced the unexpected hiring cost and additional audit fees, SG&A would have actually decreased quarter-over-quarter in spite of the significant higher headcount.

Revenues from IBM were $21.8 million in the first quarter of 2005 as compared to $14.2 million in the first quarter of 2004. Quarterly revenues from our European operations were $12.8 million in 2005 as compared to $10.2 million in last year's first quarter.

On the balance sheet, our days sales outstanding and receivables increased

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

to 88 days from 72 days in the fourth quarter of 2004 and from 71 days in the first quarter of 2004. This increase reflects the timing of payments related primary to our new business. We would expect that DSOs to improve significantly by the end of the second quarter.

On April 20th, the company closed on a new $35 million three-year revolving loan agreement with a new bank group. Therefore, bank debt is now reflected as long-term. Our debt was just under $12.3 million at quarter end up from $4.7 million outstanding at year-end, and up from the $9 million at the end of the first quarter of 2004.

Our cash flows reflect cash used in operations during the quarter of approximately $6.2 million after recording depreciation expense of $709,000. We also made capital acquisitions of $1.846 million during the quarter. Total employment in the first quarter was 3,200 people of which approximately 87% where billable employees.

Jim, that concludes the summary of the company's financial results for the first quarter of 2005.

J. Boldt	Thanks, Greg. We're obviously pleased with out first quarter performance

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

as it represents the first quarter in a long time that CTG has reported a double-digit growth and in revenue. As you know, we set a goal of having double-digit revenue growth from 2005, and a 12% increase in revenue in the first quarter of the year and a projected revenue increase of 22% to 25% in the second quarter of the year brings us a long way towards achieving that objective. The significant increase in our strategic staffing business that we announced with our fourth quarter earnings come on faster and stronger than we expected.

In the first quarter, we were able to add 700 or 33% more billable staff to our headcount causing our total headcount to increase by 28%. That was 200 billable staff more than we projected just a couple of months ago, which caused our revenues in the first quarter to be several million dollars greater than we anticipated. Most of the addition business that we picked up was in our strategic staffing group, and while we're pleased with the business overall, the initial direct profit margins where lower that we had organically projected.

All in all, we're please with our first quarter results as the 700 billable staff that we had puts us in a better position at start of the second quarter that we had expected. As to the individual business units, our strategic staffing

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

business, obviously, had a good first quarter. We incurred a considerable amount of transitions cost in the fight quarter, and some of these costs, such us the retention bonuses, will continue for several quarters. We see our strategic staffing group continuing to grow, that's profitability increasing as the transitional cost subside.

Our healthcare group also had a good first quarter and continues to benefit from the two large multiyear implementation engagements that began in mid-2004. Our healthcare business grew at a double-digit rate in the first quarter of the year, and we expect to see that kind of growth continue throughout 2005.

Revenues from our financial services vertical declined in the first quarter of 2005 due to the termination of a large AMO engagement in mid-2004 with a the customer that was in liquidation. Over the last six months, we've introduced new offering in both the financial services on life sciences practices. The offerings are being well received and expect to see both financial services and life sciences revenues increase as the year progresses.

Our European revenues increased by 26% in the first quarter of 2005

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

versus the first quarter of last year. Of the 26% increase approximately 6% was related to exchange gains while 20% related to growth and services revenues. The areas that stood up in the first quarter of the year in Europe where our healthcare, life sciences and testing offerings. We also saw excellent results from the investments that we made in 2004, particularly from our Sarbanes-Oxley offering. That business did very well in both the fourth quarter of 2004, as well as the first quarter of 2005.

Once a company has initially complied with Sarbanes-Oxley the company is then subject to the quarter testing requirements. As such, we recent added a quarterly testing offering to our Sarbanes-Oxley practice.

As you know, we believe that the staffing side of our business return to a more normal market mid last year. In order to be ready for an upturn in the solutions market, we re-hired Mike Colson at the start of the year to be our Senior Vice President of Solutions Development. Mike had previously worked for CTG, but left in the late '90s to become the CEO of a venture capital firm, specializing in the creation and launching of technology companies.

Mike has already introduced several new offerings since returning to

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

CTG. One area that he is particularly focused upon is the payer side of the healthcare market. As you may know, while we have a fairly large healthcare practice, most of our offerings are for the provider side of that market. We've already rolled our several new offerings for the payer market. And at the beginning of the second quarter of 2005, we begin several engagements with new healthcare customers. We believe that this market is a perfect adjunct to our existing business with excellent growth potential.

As to the second quarter of 2005, we're forecasting revenues are in the range of $72 million to $74 million. As you know, we had 65 billable days in the first quarter; one billable day equates to about $1.06 million of revenue and we'll have 64 billable days in the second quarter of 2005. As I previously mentioned, the $72 million to $74 million range for the second quarter should give us revenue growth versus the second quarter of 2004 of 22% to 25%. Given our revenue forecast, we believe earnings to be in the $ 0.03 to $0.05 per share range in the second quarter of 2005.

As I mentioned before, we still have some start up costs associated with bringing on this new staffing business, which will continue to constrain our profitability in the second quarter. Those transition cost should

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

diminish over time. And as they do, our profitability should improve.

We're returning to a growth mode and we see the continued strength of our staffing business and vertical practices, combined with expansion of higher margin solutions offering as a sound and achievable routine increasing CTG's profitability,

With that, I'd like to open the call for questions, if there are any. Operator, would you please manage our question and answer period?

Moderator	Certainly. And your first questions comes from the line of Rick Dauteuil from Columbia Management. Please go ahead.

R. Dauteuil

Just so we can better understand these transitional costs, can those be quantified? We're finally achieving some top line here and always thought there's likely to be leverage in that. So far, clearly, we haven't seen any and I don't know if you're getting surprised by the cost side or, I hate to throw out the prospect, but perhaps you took on very poor margin business. Can you give us anything that would, I guess, disprove the statement that we did some breakeven business here with the IBM business?

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

J. Boldt

Actually, we redid the first quarter without the transition cost. I can give you the percentages in the various areas. We essential looked at this almost like an acquisition, where often, you incur a lot of expense upfront. Once those expenses go away, it then becomes profitable for you. If you took our first quarter and took the transition cost out, our direct profit margin would go from 24 to 24.7 so it's up seven-tenths of a percent. And a big component there is our retention bonuses for some of the people that were transitioned and I'll talk a little bit more about that in a minute.

Our SG&A expense would go from 22.7% to 22.2% and the operating margin would go from 1.4% to 2.5%. So that earnings per share in the first quarter, it actually ends up being right at 5.5%. It would have rounded up to $0.06 or about double of what we recorded if we didn't have the transitional cost. And the transitional cost are relatively easy for us to identify.

One of the things that we had to do to guarantee that we could maintain continuity of some of the employees, actually, all the employees that we took on -- and this is very unusual in this particular market, but we gave the employees retention bonuses. The bonuses go for nine months from

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

the time that you come on to CTG. So the people who would have started on January 1st, those retention bonuses end, and therefore, our profitability increases at the end of September -- somebody that was brought on at the end of March, that could go through the fourth quarter. And retention bonuses, there are many components, but retention bonuses is a particularly piece of this transition cost so that we'll see some improvement as we go along in the margins, but the real improvement will happen in the fourth quarter of this year and the first quarter of next year is when we'll see those retention bonuses really end.

R. Dauteuil

Is there a risk that they are no longer tied up after the retention bonuses roll-off and, therefore, you get turnover and have to, I guess, put on back in place to replace them or to keep them on board?

J. Boldt

It's the same risk that we have with all of our employees. I mean, I suspect the retention bonuses will cause lower turnover when they're in place, but it's certainly possible that some people decide to leave. Now, we believe that the people currently are paid at market, so these retention bonuses were just an additional assurance that we could retain the people. And actually, probably get lower turnover than the staffing business industry the U.S. usually has.

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

R. Dauteuil	If in fact that the retention bonuses are a fact of life to sort keep them in place, then we probably took on breakeven business. In which case, it wouldn't make sense to revisit that down the road.

J. Boldt	I don't think so because we pretty much know what market is in those cities and we know that the people are paid at market. So the retention bonus really is above market.

R. Dauteuil	You're saying that you don't think you'll need to reinstate those to keep them in place when the bonuses roll, the time period rolls off?

J. Boldt

No. This is 500 people; we have thousands of more people and for nowhere else that I'm aware of, certainly nowhere in CTG and nowhere that we've seen in the industry since the late '90s that people have been giving out retention bonuses. So we survey the markets that we're in, probably every six months. We have a pretty solid feel we believe for what market is and we really don't see that as a problem.

R. Dauteuil	If we look at Q2 in your guidance, is that 1.1% drag to operating margins, is that comparable a comparable number in our percentage in Q2?

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

J. Boldt

It's probably a little bit less than 1.1% because there are some cost we incurred in the first quarter that do go away. And as people, even with the retention bonus, decide to leave, obviously, their retention bonus goes away; the person we rehire doesn't get a retention bonus. I think if you look at that midpoint, for instance, of our range, we're going from 1.4 to 1.8. A little of that improvement is actually coming from some the transitional cost ending, so there is some in that. Right now, based upon the business that we have, though, if the retention bonuses go away, we would think in our margins will be around 2.5% operating margin.

R. Dauteuil	Okay. And I missed this. I got on probably a minute or two late. But you're saying, in Q2, you expect about a 1.8% margin?

J. Boldt	We had given out guidance for the next quarter. Let me just make sure that I reread what I read last time. The revenue range was between $72 million and $74 million and--

R. Dauteuil	Right. I got that, but I didn't know that you mentioned specific margins.

J. Boldt	If you actually kind of rework the midpoint of the range that will be $73

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

million, in order to achieve that, you'd have to have about a 1.8% margin to get to $0.04.

R. Dauteuil	Okay. And then also, you made a reference to solutions business that came it at initial lower profits that you expected.

J. Boldt	That was the staffing business. That was the large component of staffing business.

R. Dauteuil	So that's just IBM business?

J. Boldt	Yes.

R. Dauteuil	It's not a solution.

J. Boldt	No. That was absolutely tied to this staffing business.

R. Dauteuil	What are the prospects on the solution side? I guess healthcare is good, and beyond that, outside of healthcare, other--

J. Boldt	In general, the solutions business is in return, but it's an area where it

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

depends on what niche you're in. We tried to pick niches years ago like healthcare that would grow. I mean, that demographics are aging, right, so the country has to spend some more in healthcare and pharmaceutical which is why we picked science and healthcare to get into beginning. So in the healthcare area, I mean double-digit is not a problem. Sarbanes-Oxley, the first quarter was good. We think the quarterly testing of companies' control, because we think that many companies will hopefully out source that. That will be a good annuity business for us. That's a very attractive area at the moment.

We also think testing, we do a lot of testing in Europe. In Europe, they tend to have their testing separate from the applications development. Historically, in the U.S., they kind of merged them together. As companies are sending work offshore they want to make sure that it's correct before they roll that into production here in the United States. Plus, you can actually improve your quality and decrease your cost of studies that's proven by doing separate testing, independent testing. So that also is an offering that we've introduced in the United States within the last six months. We've had it in Europe for quite sometime. That offering, too, is getting a lot of attraction. So if you create and offering, for instance Sarbanes-Oxley that we introduced in then second quarter of

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

last year, which is government requirement, you can see a very good growth if in the general solutions business, we're not seeing that. Overall, we have this problem that we had those very large AMO that ended in the middle of last year. If you took that out of last year's first quarter, our solutions business, in total, actually grow by around 5% in the first quarter of this year. So we're starting to see it grow in the areas that we're focused on, which is development and integration. They grew by about 17% versus the first quarter of last year.

So in niches, you actually can grow and we plan in doing that. That's really the reason we brought Mike Colson back to begin to focus in on rolling out offerings that are hot.

R. Dauteuil	That AMO, did that customer go offshore?

J. Boldt	No. The customer, unfortunately, went into bankruptcy and then they when into liquidation and they brought it back in side as they're shutting it down.

R. Dauteuil	I'll let others ask. Thanks.

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

Moderator	Thank you. We have time for one final question that comes from Bill Sutherland from Boenning & Scattergood. Please go ahead.

B. Sutherland	....Giving you guys a short call.

J. Boldt	Actually, operator, we need to leave it open for any questions that are out there.

B. Sutherland	DSO what were they, Greg? I go on a couple of minutes late. I'm sorry.

G. Dearlove	DSOs at the end of the quarter, Bill, were at 88 days.

B. Sutherland	And that's a little up?

G. Dearlove

It's up significantly. I believe it was 74 day at the-let me good back read my notes. It's in the low 70s in both the end of the year and quarter before and it's all due to our new business, primarily newer business?

B. Sutherland	Is it just a cycle issue and it will return to normal?

G. Dearlove	We believe that it has to do with the business and the percentage

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

subcontractor and it will decrease as the second and third quarter rolls out. But we would see a significant decease, we believe, in the next three months. It will return to more normal levels.
B. Sutherland	So positive cash flow is not going to be an issue, is it?

G. Dearlove	No, I don't believe so.

B. Sutherland	Next, between strategic staffing and solutions in the quarter. Did you guys calculate that yet?

J. Boldt	Yes. Actually, I'll let Greg answer that. We actually calculate staffing versus solutions.

B. Sutherland	Yes. I meant all staffing.

J. Boldt	Okay.

G. Dearlove	In the quarter, the quarter staffing is going to end up, we believe, around 70% and 30% in all other solutions work, which would be application management and solutions.

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

B. Sutherland	And Europe was what percent of total?

G. Dearlove	It was about 18%.

B. Sutherland	I'm sorry. IBM? And that's the last one I think I missed.

J. Boldt	IBM was 31.8.

B. Sutherland	Is that about where you think it's going to run?

J. Boldt

No. Actually we've probably gone back to where we were in the late '90s. The 700 people that we've hired, for instance, in the first quarter, they weren't billable for the entire quarter. That's one of the reason that our revenues is going to go up in the second quarter.

Second quarter, if we hit or forecast, IBM is probably going to be 36% of our total business, which is fairly comparable to where it was in 1998.

B. Sutherland	And the tax rate, is that $31 and change .... year it looks like?

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

G. Dearlove

Bill, the first quarter is going to be impacted by a couple of things, but we would believe that the effective rate, as we go forward during the year, should be around 41%. It's impacted just somewhat in the first quarter because of earnings and some items that rolled through on a onetime basis, but 41% is what we're thing as the rest of the year.

B. Sutherland	The rest of the year, is that what the year should come to?

G. Dearlove	We would thing that year will be in the 40% to 41% when it's all said and done.

B. Sutherland

Jim, looking at the mix right now and then kind of making some assumptions for at least the near term, where does this-you've set out some expectations or some goals for target operating margins based on a certain levels of revenue scale, and I think that was a 50/50 staffing solution mix. If you were to stay weighted in staffing, would we be talking about different goals?

J. Boldt

If we continue with this, obviously, our operation margins are going to be lower because of the stuffing business in total as a lower average operating margin about 5% and on the strategic staffing, actually, is below that. Our

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

goal really is to get the company back to 50% solutions and 50% staffing. We've said, and this goes back a couple of years, but in a normal market, we would expect it to yield about 7% or 8% operating margins. Without the transitions cost, we're at about 2.5% so we've got a long ways to go.

Let me just give you an example because it's sometimes hard to see that. I'll use the numbers that I gave out, which are without the transition cost so we've got about a 25% direct profit margin and about a 22% SG&A. If we could add as much solutions businesses as we picked up in staffing business recently, so let's say it's $50 million, our solutions business generally runs direct profit margins between 35% and 50% direct profit margins and the incremental SG&A, because we've already got corporate covered and there'll be a little incremental in corporate, but it's just people to process payroll. And we've got our delivery people, at least the directorate level people out already in the field.

So the incremental SG&A, I always figure, should be 15% or less. So you have $50 million a year, let's say, and this is no easy feat, obviously, but that's $12.5 million a quarter. I'll pick towards the low-end of 40% direct profit, 15% SG&A percentage. When you add it to our first quarter earnings, again, this is after we've taken the transition costs out, we end up

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

with about a 27% direct profit margin, a 21% SG&A, and about a 6% operating margin, and that's really the direction that we need to go in. I mean, we need to get our direct profit margin, which now is around 25% without the transitional cost, back up to around 28%. Fortunately, this additional volume has spread the overhead out, so we're getting closer to the 21% that we need.

B. Sutherland	So really, another way to look at it is the marginal operating profit on solutions would be ranging from 20% to 35%.

J. Boldt	Yes. I think 35% is a little high, but 20% is--

B. Sutherland	....Out.

J. Boldt	In the example that I used, it was 17%.

B. Sutherland	Okay.

J. Boldt	And it's not a slam-dunk, but the reality is that we get multiple AMOs in our history that were $20 million a year in revenue. And I think as we get-

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

B. Sutherland	That's at the lower end of the GP range.

J. Boldt

That is at the lower end of the GP range. We have started to look for acquisitions, but we haven't found anything that's a possibility. And hopefully, the solutions business will get stronger as time goes on.

B. Sutherland	Where would that possibly be, I guess, the acquisitions?

J. Boldt

If we do acquisitions, it probably will be to augment the verticals that we currently have, and we don't need to do an acquisition to do this one. But adding payers to our healthcare offering is a great adjunct to that particular offering. So it could be in the four verticals. We currently have three of the four verticals. We're not going to do a company that focuses on technology. Service providers, we have the expertise that we need in that area. And it could be that we'd go out and buy something to get us into a vertical. One area, quite frankly, that would be attractive would be the government, particularly, given the anticipated spend that they're going to have on homeland security. We have a lot of high-end information security people; a lot of them have had top-secret clearances in the past that would be perhaps an entry point for us to get into the government.

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

B. Sutherland	Do they seem like realistic acquisition prospects just based on what you've seen?

J. Boldt

Their pricey at the moment, unfortunately. Yes, they're very pricey. Historically, as you know, the government business tended to be a 5% operating margin and half of revenues was probably a reasonable acquisition price. Now it's one times revenue or one to one and a half times of revenue that we've seen.

If we did something that was that pricey, it would have to be something that we immediately could bring an offering that we had to the government and, obviously, get more revenue on them.

B. Sutherland	Thanks, Jim.

J. Boldt	Thank you.

Moderator	And we have a follow-up question from the line of Rick Dauteuil from Columbia Management. Please go ahead.

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

R. Dauteuil	Yes. Actually, Bill asked my question so I'm all set. Thanks.

Moderator	We have a question from the line of Ben Stetzler, private investor. Please go ahead.

B. Stetzler

Yes. I had a question about those retention bonuses you referred to in the first quarter. Why do they continue in subsequent quarters and what are these other inefficiencies you referred to? Are they overhead or recruiters or what?

J. Boldt

Generally, when a company gives retention bonuses, they'll either pick an end-date, so it could be, you don't get the retention bonus unless you stay for nine months or you get milestones, you might get part of your retention bonus for each of the next three quarters. And that's why it continues out for a couple of quarters because you're trying to incent the person not just to stay for this quarter; you're try and send them to stay for a good part of the year.

There are a tremendous number of transition cost in the first quarter. A lot of it was getting the overhead people in place before we actually had the business. We had to open offices and hire recruiters, even though we

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

didn't have a tremendous volume for them to recruit, have account managers in place, etc. This is very specific to one customer. I actually have a list of what the transition cost are, but I really don't feel comfortable going through those because, for most people, it was relatively easy to identify who the customer was and I don't think it's fair to them and also we have a confidentiality agreement with them that we won't disclose particulars about their account.

B. Stetzler	Right. Will these be absorbed? I mean, how will these be absorbed over the following quarters?

J. Boldt

They impacted, obviously, our profitability in the first quarter. They also will in the second, third, fourth, and then just as time goes on and I'll use retention bonuses as an example. As the person reaches the end of their-receiving their retention bonus, that expense just goes away and our profitability goes up.

B. Stetzler	And that's the main one?

J. Boldt	That's a significant one.

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Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

B. Stetzler	Like the other overhead and that--?

J. Boldt	That, over time, tends to go away, which is one of the reasons our margins are going up in the second quarter because now we have more of the business that we've been anticipating.

B. Stetzler	So then, you're anticipating in the third and fourth quarter to continue to improve from there?

J. Boldt

Yes. But as I said before, the retention bonuses, which is a big piece of this don't-if the people stay for nine months, then if it started January 1st, then we have those bonuses through September, and therefore, profitability increases in the fourth quarter. If they were hired at the end of March, obviously, those retention bonuses go to the end of the year, so we should start to see the most noticeable portion go away in the third and fourth quarters. Now if somebody decides that they're going to leave for whatever reasons, I mean people move, etc., the retention bonus goes away immediately if you don't offer it to the person that replaces them.

B. Stetzler	So if that solution business comes back, which will raise you margins, then that's going to have a tremendous impact then on your profitability going

CTG

Host:  James Boldt

April 28, 2005/10:00 a.m. CDT

forward?

J. Boldt	Yes, absolutely. And as I said before, that's the reason that we brought Mike Colson back in order to make sure that we have the right offerings.

B. Stetzler	All right. Thank you.

Moderator	We have no further questions at this time.

J. Boldt	Okay. I'd like to thank you for your continued support and for joining us this morning. Have a great day.

Moderator

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